Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS THIRD QUARTER

2011 RESULTS

Revenues increased by $6.2 million in the third quarter of 2011, resulting in the sixth consecutive quarter of year-over-year revenue growth

NOVEMBER 9, 2011 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) today reported financial results for the quarter and nine months ended September 30, 2011.

Revenues for the third quarter of 2011 were $126.3 million, compared to $120.1 million in the same quarter of 2010, an increase of five percent.  Revenues in the first nine months of 2011 increased five percent to $273.6 million, compared to $260.2 million in the same period of 2010.

The Company’s net income was $4.9 million in the third quarter of 2011, compared to net income of $9.0 million in the same period of 2010.  Net income per diluted share was $0.21 in the third quarter of 2011 compared to net income per diluted share of $0.39 in the same period of 2010.  In the first nine months of 2011, the Company’s net loss was $36.2 million, compared to a net loss of $11.5 million in the same period of 2010.  Net loss per share was $1.59 in the first nine months of 2011, compared to a net loss per share of $0.51 in the same period of 2010.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items was $34.5 million in the third quarter of 2011 versus $34.4 million in same period of 2010.  Adjusted EBITDA for the first nine months of 2011 was $52.0 million, compared to $51.0 million in the same period of 2010.  A discussion regarding the presentation of Adjusted EBITDA in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income (loss), is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“We continued to improve our performance by achieving growth in both revenues and EBITDA for the quarter and the first nine months of 2011 on a year over year basis,” commented Chief Executive Officer and President Gilbert M. Cassagne. “Although the business is being challenged on several fronts, including commodity prices and same store sales trends, we remain committed to our ongoing programs and initiatives as the path for building future success.”

In March 2010, the Company refinanced substantially all of its debt.  The Company issued $300 million in principal amount of 11.25% Senior Secured Notes due 2015, $139.4 million in principal amount of 13.25% Senior Secured Notes due 2015, entered into a $35 million revolving credit facility with a group of banks and entered into a facility for the issuance of cash collateralized letters of credit.  Effective August 4, 2010, the Company expanded the size of its revolving credit facility from $35 million to $50 million.  On October 22, 2010, the Company amended and restated its revolving credit facility to amend covenants and certain other terms.  As a result of these financing transactions, the Company recognized $6.5 million of expense in the first nine months of 2010 related to fees, expenses and the write-off of certain debt issuance costs related to the debt that was repaid.  No such costs were incurred during the first nine months of 2011.  Interest expense in the first nine months of 2011 was $43.9 million, compared to $35.7 million in the first nine months of 2010.

In connection with the Company’s ongoing acquisition strategy, nine acquisitions were completed in the first nine months of 2011 for a total purchase price of approximately $12.7 million, net of $0.7 million of inventories, of which approximately $9.6 million relates to acquisitions in the Northwest.  No acquisitions were completed during the three months ended September 30, 2011. Annual revenues and Adjusted EBITDA associated with our 2011 acquisitions are approximately $13.8 million and $3.0 million, respectively.

The Company incurred acquisition expenses in the third quarter of $1.7 million and $4.1 million for the first nine months of 2011. Acquisition expenses for the three and nine months ended September 30, 2010 were $0.4 million and $0.6 million, respectively. Substantially all of the 2011 expenses were in connection with the Company’s evaluation of a strategic merger opportunity within the packaged ice industry.  While this evaluation is ongoing, no agreement has been reached and there can be no assurance that an agreement will be reached.

CONFERENCE CALL

The Company has scheduled a conference call for today, November 9, 2011, at 10:00 a.m. Eastern time.  To participate in the teleconference, please dial into the call a few minutes before the start time: 877-317-6789.  Please refer to confirmation code 10006551.  A replay of the call will be available two hours after the completion of the call through November 16, 2011.  To access the replay, please dial 877-344-7529 and reference the above-listed confirmation code.  The live webcast and archived replay also can be accessed on the Company’s Web site at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 1,500 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 34 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes

that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

– Financial Tables Follow –

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Revenues	$126,330	$120,147	$273,575	$260,204
Cost of sales (excluding depreciation)	77,800	71,770	181,793	168,787
Depreciation expense related to cost of sales	7,819	5,694	23,007	16,655
Gross profit	40,711	42,683	68,775	74,762
Operating expenses	14,725	14,358	41,839	41,850
Depreciation and amortization expense	2,249	2,435	7,233	6,484
Loss on dispositions of assets	629	1,035	461	2,432
Impairment of long-lived assets	1,971	514	2,741	750
Acquisition expenses	1,664	414	4,111	624
Gain on contingent acquisition consideration	(202)	—	(202)	—
Cost (insurance recoveries) related to antitrust investigations and related litigation	785	(3,867)	2,937	(1,824)
Income from operations	18,890	27,794	9,655	24,446
Interest expense	(14,698)	(14,099)	(43,873)	(35,678)
Interest income	4	3	12	15
Gain on bargain purchase	—	264	—	264
Debt refinance costs	—	(310)	—	(6,478)
Income (loss) before income taxes	4,196	13,652	(34,206)	(17,431)
Income tax benefit (expense)	696	(4,662)	(1,949)	5,956
Net income (loss)	$4,892	$8,990	$(36,155)	$(11,475)

Basic net income (loss) per share:
Net income (loss)	$0.21	$0.39	$(1.59)	$(0.51)
Weighted average common shares outstanding	23,394	22,949	22,742	22,450

Diluted net income (loss) per share:
Net income (loss)	$0.21	$0.39	$(1.59)	$(0.51)
Weighted average common shares outstanding	23,466	23,058	22,742	22,450

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	September 30,	December 31,
	2011	2010
	(in thousands)
Cash and cash equivalents	$10,802	$42,173
Restricted cash	13,107	10,110
All other current assets	68,168	39,602
Total assets	460,947	470,925

Accounts payable and accrued expenses	$46,376	$39,467
Total current and non-current debt (including revolving credit facility)	465,276	450,691
Total stockholders’ deficit	(64,320)	(29,793)
Total liabilities and stockholders’ deficit	460,947	470,925

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents the Company’s consolidated net income (loss) before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items, Reddy Ice Holdings, Inc. (“Reddy Holdings”) gains and expenses and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s new credit facility.  EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability.  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, the Company intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  The Company evaluates operating performance based on several measures, including Adjusted EBITDA, as the Company believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility.

Adjusted EBITDA as we have presented it may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss)”.  Users of this financial information should consider the types of events and transactions which are excluded.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands, unaudited)

Net income (loss)	$4,892	$8,990	$(36,155)	$(11,475)
Depreciation expense related to costs of sales	7,819	5,694	23,007	16,655
Depreciation and amortization expense	2,249	2,435	7,233	6,484
Interest expense	14,698	14,099	43,873	35,678
Interest income	(4)	(3)	(12)	(15)
Income tax (benefit) expense	(696)	4,662	1,949	(5,956)
EBITDA	28,958	35,877	39,895	41,371
Other non-cash and excluded charges:
Stock-based compensation expense	596	392	1,804	1,423
Loss on dispositions of assets	629	1,035	461	2,432
Impairment of long-lived assets	1,971	514	2,741	750
Acquisition expenses	1,664	414	4,111	624
Decrease in fair value of diesel hedge	83	—	245	—
Gain on contingent acquisition consideration	(202)	—	(202)	—
Gain on bargain purchase	—	(264)	—	(264)
Debt refinance costs	—	310	—	6,478
Reddy Holdings items:
Cost (insurance recoveries) related to antitrust investigations and related litigation (a)	785	(3,867)	2,937	(1,824)
Adjusted EBITDA	$34,484	$34,411	$51,992	$50,990

(a)          The cost of the antitrust investigations and related litigation and related insurance recoveries are excluded from the calculation of Adjusted EBITDA as these costs have been paid by Reddy Holdings.  Reddy Holdings is currently paying these costs with the excess cash remaining from the initial public offering of its common stock in August 2005, the funds paid to Reddy Holdings by affiliates of GSO Capital Partners LP in February 2008 in connection with the termination of the merger agreement, proceeds of insurance recoveries by Reddy Holdings and dividends received from its wholly-owned subsidiary, Reddy Ice Corporation.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions and dispositions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands, unaudited)

Adjusted EBITDA	$34,484	$34,411	$51,992	$50,990
Acquisition adjustments (a)	—	3,877	(379)	6,009
Pro forma adjusted EBITDA	$34,484	$38,288	$51,613	$56,999

(a)          Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before September 30, 2011.